                                                                    Exhibit 4(a)

================================================================================

                                CREDIT AGREEMENT

                           Dated as of April 30, 2004

                                     between

                              CLEVELAND-CLIFFS INC

                                       and

                                FIFTH THIRD BANK,

                           an Ohio banking corporation

================================================================================

                                TABLE OF CONTENTS

                                                                                         PAGE
SECTION                                      DESCRIPTION

SECTION 1.          DEFINITIONS; INTERPRETATION.....................................        1

     Section 1.1.   Definitions.....................................................        1
     Section 1.2.   Interpretation..................................................       13
     Section 1.3.   Change in Accounting Principles.................................       13

SECTION 2.          THE CREDITS.....................................................       13

     Section 2.1.   Revolving Credit................................................       13
     Section 2.2.   Revolving Credit Loans..........................................       14
     Section 2.3.   Letters of Credit...............................................       14
     Section 2.4.   Manner and Disbursement of Loans................................       15
     Section 2.5.   Interest Rate Options...........................................       15
     Section 2.6.   Minimum Amounts.................................................       16
     Section 2.7.   Computation of Interest.........................................       16
     Section 2.8.   Manner of Rate Selection........................................       16
     Section 2.9.   Prepayments.....................................................       17
     Section 2.10.  Terminations....................................................       17
     Section 2.11.  Place and Application of Payments...............................       17
     Section 2.12.  Notations.......................................................       18
     Section 2.13.  Fees............................................................       18

SECTION 3.          CONDITIONS PRECEDENT............................................       18

     Section 3.1.   All Advances....................................................       18
     Section 3.2.   Initial Advance.................................................       19

SECTION 4.          GUARANTY........................................................       20

SECTION 5.          REPRESENTATIONS AND WARRANTIES..................................       20

     Section 5.1.   Organization and Qualification..................................       20
     Section 5.2.   Subsidiaries....................................................       21
     Section 5.3.   Authority and Validity of Obligations...........................       21
     Section 5.4.   Use of Proceeds; Margin Stock...................................       21
     Section 5.5.   Financial Reports...............................................       22
     Section 5.6.   No Material Adverse Change......................................       22
     Section 5.7.   Full Disclosure.................................................       22
     Section 5.8.   Trademarks, Franchises and Licenses.............................       22
     Section 5.9.   Governmental Authority and Licensing............................       22
     Section 5.10.  Good Title......................................................       22
     Section 5.11.  Litigation and Other Controversies..............................       23
     Section 5.12.  Taxes...........................................................       23
     Section 5.13.  Approvals.......................................................       23

     Section 5.14.  Affiliate Transactions..........................................       23
     Section 5.15.  Investment Company; Public Utility Holding Company..............       23
     Section 5.16.  ERISA...........................................................       23
     Section 5.17.  Compliance with Laws............................................       24
     Section 5.18.  Other Agreements................................................       24
     Section 5.19.  No Default......................................................       24

SECTION 6.          COVENANTS.......................................................       24

     Section 6.1.   Information Covenants...........................................       24
     Section 6.2.   Inspections.....................................................       25
     Section 6.3.   Maintenance of Property, Insurance, etc.........................       26
     Section 6.4.   Preservation of Existence.......................................       26
     Section 6.5.   Compliance with Laws............................................       26
     Section 6.6.   ERISA...........................................................       26
     Section 6.7.   Payment of Taxes................................................       27
     Section 6.8.   No Changes in Fiscal Year.......................................       27
     Section 6.9.   Change in the Nature of Business................................       27
     Section 6.10.  Limitation on Restrictions......................................       27
     Section 6.11.  Contracts with Affiliates.......................................       27
     Section 6.12.  Indebtedness....................................................       27
     Section 6.13.  Liens...........................................................       28
     Section 6.14.  Consolidation, Merger, Sale of Assets, etc......................       29
     Section 6.15.  Restricted Investments Prohibited...............................       30
     Section 6.16.  Subordinated Debt...............................................       30
     Section 6.17.  Financial Covenants.............................................       30
     Section 6.18.  Additional Restrictions.........................................       31
     Section 6.19.  Operating Accounts..............................................       31

SECTION 7.          EVENTS OF DEFAULT AND REMEDIES..................................       31

     Section 7.1.   Events of Default...............................................       31
     Section 7.2.   Non-Bankruptcy Defaults.........................................       33
     Section 7.3.   Bankruptcy Defaults.............................................       33
     Section 7.4.   Collateral for Undrawn Letters of Credit........................       33

SECTION 8.          CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.......................       34

     Section 8.1.   Change of Law...................................................       34
     Section 8.2.   Unavailability of Deposits or Inability to Ascertain Adjusted
                      LIBOR.........................................................       34
     Section 8.3.   Taxes and Increased Costs.......................................       34
     Section 8.4.   Change in Capital Adequacy Requirements.........................       35
     Section 8.5.   Funding Indemnity...............................................       36
     Section 8.6.   Lending Branch..................................................       36
     Section 8.7.   Discretion of Bank as to Manner of Funding......................       36

SECTION 9.          MISCELLANEOUS...................................................       37

     Section 9.1.   Non-Business Days...............................................       37
     Section 9.2.   No Waiver, Cumulative Remedies..................................       37
     Section 9.3.   Amendments, Etc.................................................       37
     Section 9.4.   Costs and Expenses; Indemnification.............................       37
     Section 9.5.   Documentary Taxes...............................................       38
     Section 9.6.   Survival of Representations.....................................       38
     Section 9.7.   Notices.........................................................       38
     Section 9.8.   Participations..................................................       38
     Section 9.9.   Construction....................................................       39
     Section 9.10.  Headings........................................................       39
     Section 9.11.  Severability of Provisions......................................       39
     Section 9.12.  Counterparts....................................................       39
     Section 9.13.  Binding Nature, Governing Law, Etc..............................       39
     Section 9.14.  Submission to Jurisdiction;  Waiver of Jury Trial...............       39

Signature...........................................................................       41

Exhibit A      --  Revolving Note
Exhibit B      --  Compliance Certificate
Schedule 5.2   --  Subsidiaries
Schedule 5.11  --  Litigation
Schedule 5.16  --  Welfare Plans
Schedule 6.10  --  Limitation on Restrictions
Schedule 6.15  --  Permitted Investments

                                CREDIT AGREEMENT

      This Credit Agreement is entered into as of APRIL 30, 2004, by and between CLEVELAND-CLIFFS INC, an Ohio corporation (the "Borrower") and FIFTH THIRD BANK, an Ohio banking corporation (the "Bank").

      The Borrower has requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

      SECTION 1. DEFINITIONS; INTERPRETATION.

      Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

      "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                Adjusted LIBOR = LIBOR / 100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers'

Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

      "Adjusted Net Income" means, with reference to any period, Net Income less any gain recognized from the sale of International Steel Group, Inc. common stock during such period on the books of the Borrower and its Subsidiaries.

      "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 30% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

      "Agreement" means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

      "Applicable Margin" means, with respect to Loans and letter of credit fees payable under Section 2.13 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

                                                                  APPLICABLE MARGIN FOR
                                             APPLICABLE MARGIN    EURODOLLAR LOANS AND
                                            FOR BASE RATE LOANS   LETTER OF CREDIT FEE
LEVEL                  EBITDA                    SHALL BE:              SHALL BE:
  I     Less than or equal to $25,000,000           .50%                  2.25%

 II     Greater than $25,000,000 but less           .00%                  1.75%
        than or equal to $50,000,000

 III    Greater than $50,000,000                    .00%                  1.25%

      For purposes hereof, the term "Pricing Date" means, for any fiscal quarter of the Borrower ending on or after June 30, 2004, the date on which the Bank is in receipt of the Borrower's most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1 hereof. The Applicable Margin shall be established based on the EBITDA for the four most recently completed fiscal quarters and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the EBITDA shall be deemed to be less than $25,000,000). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Borrower absent manifest error.

      "Application" is defined in Section 2.3(d) hereof.

      "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof, or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

      "Bank" is defined in the introductory paragraph hereof.

      "Base Rate" means, for any day, the greater of: (i) the rate of interest announced by the Bank from time to time as its "prime rate" is in effect on such day with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being understood and agreed that such rate may not be the Bank's best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

      "Base Rate Portion" is defined in Section 2.5(a) hereof.

      "Borrower" is defined in the introductory paragraph hereof.

      "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Cleveland, Ohio, and if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of, a LIBOR Portion on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

      "Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

      "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

      "Capitalized Lease Obligation" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

      "Change of Control" shall mean and include any Person or related Persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Borrower (the "Beneficial Owners"); provided that a Change of Control shall not have occurred if the Beneficial Owner include, and are under the general direction and control of, a member or members of the Current Management Group. As used herein, the term "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions). As used herein, the term "Current Management Group" shall mean William R. Calfee, John S. Brinzo, Edward C. Dowling, Jr. and David H. Gunning and any successors thereto who are appointed by a majority of the Continuing Directors. As used herein, this term "Continuing Director" shall mean any director of the Borrower who either (x) is a director of the Borrower on the date hereof or (y) becomes a director of the Borrower subsequent to the date hereof but prior to the date of the Change of Control and whose election or nomination for election by the shareholders of the Borrower was duly approved by at least two-thirds of the Continuing Directors who were such immediately prior to that time of election or nomination, either by a specific vote of such Continuing Directors or by approval of the proxy statement issued by the Borrower in which such individual was named as a nominee for director of the Borrower.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

      "Commitment" is defined in Section 2.1 hereof.

      "Contingent Obligation" shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

      "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under
Section 414 of the Code.

      "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

      "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(a) Interest Expense for such period, plus (b) federal, state and local income taxes for such period, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Borrower and its Subsidiaries, less (x) all amounts added in arriving at such Net Income in respect of Interest Income for such period, and
(y) dividends accrued on preferred stock of the Borrower during such period on the books of the Borrower.

      "Encumbrance" means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

      "Event of Default" means any event or condition identified as such in
Section 7.1 hereof.

      "Federal Funds Rate" means for any day the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Cleveland time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined.

      "Funds Transfer and Deposit Account Liability" means the liability of the Borrower or any of its Subsidiaries owing to the Bank, or any Affiliates of the Bank, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with the Bank or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by the Bank or its Affiliates.

      "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      "Guaranty" is defined in Section 4 hereof.

      "Hedging Agreements" shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or commodity values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

      "Hedging Liability" means the liability of the Borrower or any Subsidiary to the Bank, or any Affiliates of the Bank, in respect of any Hedging Agreements as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with the Bank or its Affiliates.

      "Indebtedness" means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker's acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called "synthetic lease" transaction entered into by such Person, (i) all obligations under any so-called "asset securitization" transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term "Indebtedness" shall not include trade payables arising in the ordinary course of business.

      "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

      "Interest Income" means, with reference to any period, the sum of all interest revenues of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

      "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2 or 3 months thereafter as selected by the Borrower in its notice as provided herein, subject to the following:

            (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period the result of such extension would be to carry such

      Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii) no Interest Period may extend beyond the final maturity date of the Note; and

            (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

      "Investment" means any investment, made in cash or by delivery of property, by the Borrower or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in property.

      "Letter of Credit" and "Letters of Credit" each is defined in Section 2.1 hereof.

      "LIBOR Portion" is defined in Section 2.5(a) hereof.

      "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

      "Loan" and "Loans" each is defined in Section 2.1 hereof.

      "Loan Documents" means this Agreement, the Note, the Guaranty and each other instrument or document to be executed or delivered by the Borrower or any Subsidiary Guarantor hereunder or thereunder or otherwise in connection therewith.

      "Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole,
(b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder.

      "Multiemployer Plan" shall have the same meaning as in ERISA.

      "Net Income" means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) that non-cash charge in the amount of approximately $6,000,000 resulting from the kiln shutdown at the Borrower's Tilden facility in November of 2003, (b) that non-cash charges resulting from the salaried employees reduction program taken during the third and fourth fiscal quarters of the Borrower's 2003 fiscal year in an amount not to exceed $8,700,000, (c) those expenses in the amount of approximately $3,000,000 arising from the acquisition and start-up of the Eveleth Mines by United Taconite in December of 2003, (d) that charge in the amount of approximately $5,000,000 for stock-based employee compensation arising from the increase in the market price of the Borrower's common stock taken during the fourth quarter of the Borrower's 2003 fiscal year, (e) that charge in the amount of up to $5,000,000 for stock-based employee compensation arising from the increase in the market price of the Borrower's common stock taken during the first quarter of the Borrower's 2004 fiscal year, and (f) that charge in the amount of up to $10,000,000 taken to write down the value of that certain MABCO note on the books of the Borrower during the first quarter of the Borrower's 2004 fiscal year.

      "Note" is defined in Section 2.2 hereof.

      "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

      "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

      "Permitted Liens" is defined in Section 6.13 hereof.

      "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

      "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "Portion" is defined in Section 2.5(a) hereof.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Responsible Officer" shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer or General Counsel, of the Borrower.

      "Restricted Investments" means all Investments except the following:

            (a) property, plant and equipment to be used in the ordinary course of business of the Borrower and its Subsidiaries;

            (b) current assets arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;

            (c) Investments from time to time in one or more of the Subsidiaries disclosed on Schedule 5.2;

            (d) Investments disclosed in Schedule 6.15;

            (e) Investments in United States Governmental Securities, provided that such obligations mature within 365 days from the date of acquisition thereof;

            (f) Investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

            (g) Investments in commercial paper given the highest rating by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof;

            (h) Investments in money market mutual funds which maintain a constant $1.00 net asset value and invest substantially all of their assets in the Investments of the type described in clauses (e), (f) and/or
      (g) above;

            (i) Investments in Repurchase Agreements;

            (j) Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated "AA" or better by S&P, "Aa2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within 365 days from the date of acquisition thereof;

            (k) Investments of the Borrower and its Subsidiaries to make acquisitions of additional mining interests (including liabilities such as Capital Leases but excluding any other Indebtedness) provided (i) the aggregate amount of cash invested in connection with such Investments pursuant to this clause (k) shall not exceed at any time $20,000,000 and
      (ii) all such Investments (in excess of $5,000,000 cash invested) pursuant to this clause (k) shall be described in writing to the Bank in reasonable detail not less than 15 days prior to making any such Investment;

            (l) Investments in Polymet Mining Corp., a Canadian corporation, provided that the aggregate amount of cash invested pursuant to this clause (l) shall not exceed $5,000,000;

            (m) Investments in that joint venture commonly known as the Mesabi Nugget Project, provided that the aggregate amount of cash invested pursuant to this clause (m) shall not exceed $25,000,000;

            (n) Investments permitted by Sections 6.12(e) and (f) hereof; and

            (o) Other Investments of the Borrower and its Subsidiaries for strategic or commercial purposes, provided that (i) the aggregate amount of cash invested in connection with such investments pursuant to this clause (o) shall not exceed at any time $20,000,000 minus the amount of cash invested pursuant to clause (k) above, and (ii) all such investments (in excess of $5,000,000 cash invested) pursuant to this clause (o) shall be described in writing to the Bank in reasonable detail not less than 15 days prior to making any such Investment.

      As used in this definition of "Restricted Investments":

            "Acceptable Bank" means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $500,000,000 , and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

            "Acceptable Broker-Dealer" means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Securities and Exchange Act of 1934, as amended, and (ii) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

            "Moody's" means Moody's Investors Service, Inc.

            "Repurchase Agreement" means any written agreement

                        (a) that provides for (i) the transfer of one or more
                  United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Borrower or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank or Acceptable Borrower, and (ii) a simultaneous agreement by the Borrower or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

                        (b) in respect of which the Borrower or such Subsidiary
                  shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

                        (c) in connection with which the Borrower or such
                  Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

            "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended

            "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

            "United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

      "Revolving Credit" is defined in Section 2.1 hereof.

      "Subordinated Debt" means Indebtedness owing to any Person on terms and conditions, and in such amounts, acceptable to the Bank and which is subordinated in right of payment to the prior payment in full of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability pursuant to written subordination provisions approved in writing by the Bank; provided that, no Subordinated Debt may mature on or before May 15, 2005.

      "Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.

Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

      "Subsidiary Guarantor" shall mean and include (i) each Subsidiary, except a Subsidiary that does not have (together with its Subsidiaries) (a) consolidated total assets that constitute more than 5% of the consolidated total assets of the Borrower with its Subsidiaries as of the close of any fiscal year of the Borrower ending on or after December 31, 2003, or (b) consolidated gross revenues for any fiscal year of the Borrower ending on or after December 31, 2003, that constitute more than 5% of the consolidated gross revenues of the Borrowers and its Subsidiaries during such fiscal year, and (ii) each of the following Subsidiaries of the Borrower: The Cleveland-Cliffs Iron Company, Northshore Sales Company, Cliffs Mining Company, Cliffs Mining Services Company, IronUnits LLC, Northshore Mining Company, Lake Superior and Ishpeming Railroad Company and Cliffs Minnesota Mining Company

      "Tangible Net Worth" means, at any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus, (a), to the extent not already included in such total shareholder's equity, the book value convertible preferred stock of the Borrower, plus (b), to the extent not already included in such total shareholder's equity, the book value of International Steel Group Inc.'s common stock owned by the Borrower net of deferred taxes relating to such stock, less
(x) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets.

      "Termination Date" means March 30, 2005, or such earlier date on which the Commitment is terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

      "Total Liabilities" means, at any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "U.S. Dollars" and "$" each mean the lawful currency of the United States of America.

      "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      "Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

      "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

      "Wholly-Owned Subsidiary" means, at any time, any Subsidiary all of the Voting Stock (except directors' qualifying shares) of which are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.

      Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cleveland, Ohio time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

      Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Bank or the Borrower may by notice to the other party, require that the Bank and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Bank or the Borrower in requiring such negotiation shall limit its right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2. THE CREDITS.

      Section 2.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of loans (individually a "Loan" and collectively the "Loans") and stand-by letters of credit issued by the Bank for the account of the Borrower or any Subsidiary

(individually a "Letter of Credit" and collectively the "Letters of Credit"), all as more fully hereinafter set forth, provided that the aggregate outstanding principal amount of Loans and the face amount of all issued and outstanding Letters of Credit shall not at any time exceed $30,000,000 (the "Commitment", as such amount may be reduced pursuant to the terms hereof). During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying, and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

      Section 2.2. Revolving Credit Loans. Each Loan shall be in a minimum amount of $100,000; provided, however, that any LIBOR Portion of the Loans shall be in such greater amount as is required by Section 2.6 hereof. The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note"). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth herein. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

      Section 2.3. Letters of Credit. (a) General Terms. The aggregate amount of Letters of Credit issued and outstanding at any time hereunder shall not at any one time exceed $5,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.

      (b) Term. Each Letter of Credit issued hereunder shall expire not later than five (5) days prior to the Termination Date.

      (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

      (d) Applications. At the time the Borrower requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit; provided however that in the event of a conflict between the terms of the Application and the terms of the Credit Agreement, the terms of the Credit Agreement will prevail. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Cleveland time) within 1 Business Day of when such drawing is paid, the obligation of the Borrower to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding 2% to the Base Rate as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed), and (ii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13 hereof.

      Section 2.4. Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Cleveland time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Base Rate Portion of the Note except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2.5 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 3 hereof, the proceeds of each Loan shall be made available to the Borrower at the Borrower's account with the Bank in Cleveland, Ohio, in immediately available funds.

      Section 2.5. Interest Rate Options.(a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Borrower, bear interest with reference to the Base Rate (the "Base Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the Note that is not part of a LIBOR Portion shall constitute a single Base Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion applicable to the Note. There shall not be more than five LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue, or effect by conversion any LIBOR Portion (other than the conversion of any LIBOR Portion to the Base Rate Portion) shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

      (b) Base Rate Portion. Each Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time, provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until the earlier of payment in full thereof or the date on which such Event of Default is cured, at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Base Rate Portion shall be payable monthly in arrears on the first day of each month in each year and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on any Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

      (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until the earlier of payment in full thereof or the date on which such Event of Default is cured, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the Note and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion of such Note after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Cleveland time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the relevant Note as of and on the last day of such Interest Period.

      Section 2.6. Minimum Amounts. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000.

      Section 2.7. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

      Section 2.8. Manner of Rate Selection. The Borrower shall notify the Bank by 11:00 a.m. (Cleveland time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion of the Note into a Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

      Section 2.9. Prepayments. The Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (a) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $100,000, (b) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than $500,000, and (c) in each case, in an amount such that the minimum amount required for a Loan pursuant to Sections 2.2 and 2.6 hereof remain outstanding) at any time, if such Loan or Loans constitutes part of a LIBOR Portion, upon 3 Business Days prior irrevocable notice by the Borrower to the Bank or, if such Loan or Loans constitute part of the Base Rate Portion, upon prior notice by the Borrower to the Bank (any such notice if received subsequent to 11:00 a.m. (Cleveland time) on a given day to be treated as though received at the opening of business on the next Business Day) and by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment, and (ii) in the case of any prepayment of a LIBOR Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 8.5 hereof.

      Section 2.10. Terminations. The Borrower shall have the right, at any time and from time to time, upon 3 Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $5,000,000 and in multiples of $1,000,000 thereafter) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

      Section 2.11. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its principal office in Cleveland, Ohio (or at such other place as the Bank may specify) no later than 12:00 noon (Cleveland time) on the date any such payment is due and payable. Payments received by the Bank after 12:00 noon (Cleveland time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrower otherwise directs, principal payments shall be applied first to the Prime Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire. Any amount repaid may, subject to the terms and conditions hereof, be borrowed, repaid, and borrowed again.

      Section 2.12. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

      Section 2.13. Fees.

      (a) Facility Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a facility fee at the rate equal to .25% (computed on the basis of a year of 360 days for the actual number of days elapsed) of the average daily amount of the Commitment. Such facility fee shall be payable quarterly in arrears on the first day of each January, April, July and October in each year (commencing July 1, 2004) and on the Termination Date.

      (b) Letter of Credit Fees. On the date of issuance of each Letter of Credit, and as a condition thereto, the Borrower shall pay to the Bank a letter of credit fee equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily amount of such Letter of Credit. Such fee shall be payable quarterly in advance on the date of issuance of such Letter of Credit and on the first day of each January, April, July and October. In addition to the letter of credit fee called for above, the Borrower further agrees to pay to the Bank such processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

      (c) Closing Fee. The Borrower shall pay to the Bank on the date hereof a closing fee in the amount of $45,000.

SECTION 3. CONDITIONS PRECEDENT.

      The obligation of the Bank to make any Loan or issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

      Section 3.1. All Advances. As of the time of the making of each Loan or the issuance of each Letter of Credit (including the initial Loan) hereunder:

            (a) each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date;

            (b) the Borrower shall be in compliance with the terms and conditions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan or issuing such Letter of Credit;

            (c) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

            (d) such Loan or Letter of Credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Borrower's request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (c) above, both inclusive.

      Section 3.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

            (a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                  (i) the Note;

                  (ii) the Guaranty;

                  (iii) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower and of each Subsidiary Guarantor authorizing the execution, delivery, and performance of the Loan Documents;

                  (iv) articles of incorporation (or equivalent formation
            documents) of the Borrower and of each Subsidiary Guarantor certified by the appropriate governmental office of the state of its organization;

                  (v) by-laws (or equivalent governing documents) for the
            Borrower and for each Subsidiary Guarantor certified by an appropriate officer of such Person acceptable to the Bank;

                  (vi) an incumbency certificate containing the name, title and genuine signature of the Borrower's Authorized Representatives; and

                  (vii) a good standing certificate for the Borrower and each
            Subsidiary, dated as of a date no earlier than 45 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in the United States in which it is qualified to do business as a foreign organization;

            (b) the Bank shall have received the closing fee specified in
      Section 2.13(c) hereof;

            (c) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel;

            (d) the Bank shall have received financing statement, tax and judgment lien search results against the Property of the Borrower and its Subsidiaries, evidencing the absence of Liens on their Property except as permitted by Section 6.11 hereof; and

            (e) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 4. GUARANTY.

      The payment and performance of the Obligations shall at all times be guaranteed by each Subsidiary Guarantor pursuant to a guaranty agreement in form and substance acceptable to the Bank, as the same may be amended, modified or supplemented from time to time (the "Guaranty"). In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof and such Subsidiary qualifies as a Subsidiary Guarantor, or in the event that any existing Subsidiary that is not a Subsidiary Guarantor on the date hereof later qualifies as a Subsidiary Guarantor, the Borrower shall promptly upon such formation, acquisition or qualification cause such Subsidiary to become a party to the Guaranty by executing and delivering to the Bank that supplement attached as Exhibit A to the Guaranty.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

      The Borrower represents and warrants to the Bank as follows:

      Section 5.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Ohio, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to do so would not have a Material Adverse Effect.

      Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to do so would not have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

      Section 5.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and each Subsidiary Guarantor have been duly authorized, executed, and delivered by the Borrower and each Subsidiary Guarantor and constitute valid and binding obligations of the Borrower and each Subsidiary Guarantor enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower and each Subsidiary Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary Guarantor or any provision of the organizational documents (e.g., charter, articles of incorporation, or by-laws) of the Borrower or any Subsidiary Guarantor or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary Guarantor or any of its Property, or (b) result in the creation or imposition of any Encumbrance on any Property of the Borrower or any Subsidiary Guarantor.

      Section 5.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

      Section 5.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the period then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements and accompanying notes thereto or, with respect to future periods, on the financial statements and accompanying notes thereto furnished pursuant to
Section 6.1 hereof.

      Section 5.6. No Material Adverse Change. Since December 31, 2003, there has been no change in the condition (financial or otherwise) of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

      Section 5.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents, and the commitment by the Bank to provide all or part of the financing contemplated hereby, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time prepared.

      Section 5.8. Trademarks, Franchises and Licenses. The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person except where the failure to do so would not have a Material Adverse Effect.

      Section 5.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the Borrower's knowledge threatened.

      Section 5.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to all of their material assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than Permitted Liens.

      Section 5.11. Litigation and Other Controversies. Except as disclosed on
Schedule 5.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Borrower's knowledge threatened, against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

      Section 5.12. Taxes. All material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except to the extent that the Borrower or any Subsidiary is contesting the same in good faith. The Borrower does not know of any proposed additional material tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

      Section 5.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document to which it is a party, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

      Section 5.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

      Section 5.15. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 5.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except with respect to the Welfare Plans identified on Schedule 5.16, as of the date hereof, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

      Section 5.17. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      Section 5.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

      Section 5.19. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 6. COVENANTS.

      The Borrower covenants and agrees that, so long as any credit is available to the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Bank, and until all Obligations are paid in full:

      Section 6.1. Information Covenants. The Borrower will furnish to the Bank:

            (a) Quarterly Statements. Within 45 days after the close of each quarterly accounting period in each fiscal year of the Borrower, the Borrower's consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year (other than with respect to the consolidated balance sheet which shall be compared to the consolidated balance sheet for the fiscal year most recently ended), all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower acceptable to the Bank that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

            (b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower, a copy of the Borrower's consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower's consolidated statements of income, shareholder's equity, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

            (c) Officer's Certificates. Within 75 days after the close of each quarterly accounting period in each fiscal year of the Borrower, a certificate of the chief financial officer or other officer of the Borrower acceptable to Bank in the form of Exhibit B (x) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects, and (z) showing the Borrower's compliance with the covenants set forth in Section 6.17 hereof.

            (d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

            (e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC") or any comparable agency outside of the United States, or (y) has furnished to the shareholders of the Borrower.

            (f) Other Information. From time to time, such other information or documents (financial or otherwise) as the Bank may reasonably request.

      Section 6.2. Inspections. At such times when any Loan or Letter of Credit is outstanding, the Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Bank, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Bank may request and upon reasonable advance notice.

      Section 6.3. Maintenance of Property, Insurance, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Bank upon request full information as to the insurance so carried.

      Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this
Section 6.4 shall prevent, to the extent permitted by Section 6.14 hereof, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower.

      Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its material Property not permitted hereunder.

      Section 6.6. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan which the Borrower is required to report to the PBGC, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan subject to Title IV of ERISA, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

      Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

      Section 6.8. No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

      Section 6.9. Change in the Nature of Business. The Borrower will not, and will not permit its Subsidiaries to, engage in any business activities which are materially different in nature from and unrelated to the activities of the Borrower and its Subsidiaries engaged in as of the date hereof, which activities include mining, processing, manufacturing and management services for such businesses and activities and other organizations.

      Section 6.10. Limitation on Restrictions.

            (a) Except as set forth on Schedule 6.10 hereto, the Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (ii) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary,
      (iii) make loans or advances to the Borrower or any other Subsidiary, (iv) transfer any of its Property to the Borrower or any other Subsidiary, (v) encumber or pledge any of its assets to or for the benefit of the Bank or
      (vi) guaranty the Obligations.

            (b) The Borrower will not, and it will not permit any of its Subsidiaries to, cause or suffer to exist or become effective any restriction on the ability of the Borrower or any Subsidiary to grant Liens to the Bank.

      Section 6.11. Contracts with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any material contract, agreement or business arrangement with any of its Affiliates on terms and conditions less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other; provided that all transactions or arrangements with Affiliates shall be assessed in light of, and taking into consideration, all related transactions with the relevant Affiliate or Affiliates (including its or their Affiliates).

      Section 6.12. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

            (a) the Obligations, the Guaranty and other indebtedness and obligations of the Borrower or any Subsidiary from time to time owing to the Bank;

            (b) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.15;

            (c) purchase money Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $30,000,000 in the aggregate at any one time outstanding;

            (d) customer advances for prepayment of ore sales;

            (e) Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, currency or commodity price risks and not for speculative purposes;

            (f) Indebtedness and obligations owing under agreements entered into to manage existing or anticipated risk relating to the fluctuations in the value of the Borrower's investment in common stock of International Steel Group Inc.; provided that the aggregate notional amount of such Indebtedness and obligations shall not exceed $100,000,000 at any one time;

            (g) Indebtedness of the Borrower or any Subsidiary owing pursuant to letters of credit issued by any financial institution other than the Bank; provided that the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any one time;

            (h) Subordinated Debt of the Borrower; and

            (i) Unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.

      Section 6.13. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the "Permitted Liens"):

            (a) inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

            (b) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

            (c) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

            (d) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

            (e) any interest or title of a lessor under any operating lease;

            (f) Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(c) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

            (g) Liens in favor of the Minnesota Department of Natural Resources and Pollution Control Agency, or any political subdivision of the State of Minnesota replacing such agency, on Property of the Borrower or any Subsidiary with a fair market value not to exceed $7,000,000; and

            (h) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary.

      Section 6.14. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its operating property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

            (a) the sale and lease of inventory in the ordinary course of business;

            (b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;

            (c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Wholly-owned Subsidiaries to one another;

            (d) the merger of any Wholly-owned Subsidiary with and into the Borrower or any other Wholly-owned Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger; and

            (e) the sale of International Steel Group Inc. common stock by the Borrower; and

            (f) the sale of Polymet Mining Corp. common stock by the Borrower.

      Section 6.15. Restricted Investments Prohibited. The Borrower will not and will not permit any of its Subsidiaries to have, make or authorize any Restricted Investments.

      Section 6.16. Subordinated Debt. The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to the Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

      Section 6.17. Financial Covenants.

      (a) Minimum Tangible Net Worth. On and after June 30, 2004, the Borrower will at all times keep and maintain Tangible Net Worth at an amount not less than the sum of (a) 90% of Tangible Net Worth as of December 31, 2003, plus (b) to the extent it is not included in determining Tangible Net Worth, 100% of the Borrower's convertible preferred stock at the time such Tangible Net Worth is being measured, plus (c) 50% of Adjusted Net Income for each fiscal quarter of the Borrower after that fiscal quarter ending on December 31, 2003, for which Adjusted Net Income is a positive amount (i.e. there shall be no reduction to the minimum amount of Tangible Net Worth required to be maintained hereunder for any fiscal quarter in which Adjusted Net Income is a negative amount).

      (b) Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the ratio of Total Liabilities at such time to Tangible Net Worth at such time to be more than 2.10 to 1.00.

      (c) Interest Coverage Ratio. On and after June 30, 2004, the Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the ratio of EBITDA for the four fiscal quarters of the Borrower then ended to Interest Expense for the same four fiscal quarters then ended to be less than
5.00 to 1.00.

      (d) Capital Expenditures. The Borrower will not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of $55,000,000 during any fiscal year of the Borrower, provided that the Bank's consent to, and approval of, Capital Expenditures proposed to be made in excess of such $55,000,000 amount shall not be unreasonably withheld.

      (e) Future Covenant Adjustments. The Bank, in its own discretion, may amend or otherwise modify the definition of Net Income to exclude from such definition specific non-cash charges that the Borrower may request from time to time, provided that this Section 6.17(e) does not obligate or commit the Bank to making or consenting to any such requested amendments or modifications.

      Section 6.18. Additional Restrictions. In addition to and not in limitation of any of the restrictions to which the Borrower or any Subsidiary is subject pursuant to this Agreement, the Borrower agrees that in the event the Borrower or any Subsidiary is subject to any financial covenant for the benefit of any lender or other provider of credit which is in addition to, or more restrictive than the financial covenants to which the Borrower and its subsidiaries are subject pursuant to this Agreement, such other covenants, without further action, shall be deemed to be incorporated herein and the Bank shall be entitled to the benefit of such covenants at all times so long as such other covenants remain outstanding; provided that, this Section 6.18 shall not operate to incorporate any (a) reporting requirements under Capital Leases or similar contracts and (b) requirements in any contracts with regard to insurance. At the request of the Bank, the Borrower shall, or shall cause the appropriate Subsidiary to enter into amendments hereto to properly incorporate the aforementioned additional covenants.

      Section 6.19. Operating Accounts. The Borrower will maintain its primary deposit accounts with the Bank.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES.

      Section 7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

            (a) default (i) in the payment when due of all or any part of the principal of any Obligation payable by the Borrower hereunder or under any Loan Document or (ii) in the payment when due or within five Business Days thereafter of all or any part of the interest on any Obligation payable by the Borrower hereunder or under any Loan Document, (whether at the stated maturity thereof or at any other time provided for in this Agreement); or

            (b) default in the observance or performance of any covenant set forth in Sections 6.4, 6.12, 6.13, 6.14, 6.15, 6.16 and 6.17 hereof; or

            (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Bank to remedy the same; or

            (d) any representation or warranty made by the Borrower or any Subsidiary Guarantor herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

            (e) default shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than $1,000,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

            (f) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $10,000,000 (and not covered by insurance) shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

            (g) the Borrower or any Subsidiary withdraws from any Multiemployer Plan or permits any employee benefit plan maintained by it to be terminated if such withdrawal or termination results in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $3,000,000 or the imposition of a Lien on any property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA; or

            (h) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended which is not stayed or dismissed within 60 days of the filing thereof, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(i) hereof; or

            (i) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in
      Section 7.1(h)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

            (j) any Subsidiary Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it, except as permitted hereunder, or any of its obligations thereunder, or any event of the type described in any of Sections 7.1(e), 7.1(f), 7.1(h) or 7.1(i) above shall occur with respect to any Subsidiary Guarantor; or

            (k) a Change of Control occurs.

      Section 7.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (g), both inclusive, or subsection (j) of Section 7.1 has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

            (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

            (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

            (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

      Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsection (h) or (i) of Section 7.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

      Section 7.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (h) or (i) of
Section 7.1, has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in subsection (h) or (i) of
Section 7.1 has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit. Such funds shall be held by the Bank in a cash collateral account maintained at the Bank. The cash collateral shall be in the name of the Borrower and shall be pledged to, and subject to the control of the Bank. The Borrower hereby pledges and grants to the Bank a security interest in all such funds held in the cash collateral account from time to time and all proceeds thereof, as security for the payment of all amounts due under any outstanding Letter of Credit, whether or not then due.

SECTION 8. CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

      Section 8.1. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrower shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement (but shall not be liable for any indemnity costs pursuant to Section
8.5 hereof).

      Section 8.2. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

      Section 8.3. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

            (i) impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

            (ii) subject the Bank, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

            (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

            (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or the Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to materially increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive absent manifest error.

      Section 8.4. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

      Section 8.5. Funding Indemnity. (a) In the event the Bank shall incur any loss, cost, or expense (including, without limitation, any loss (excluding any loss of anticipated profit), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank or by reason of breakage of interest rate swap agreements or the liquidation of other hedging interests or agreements) as a result of:

            (i) any payment or prepayment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

            (ii) any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense.

      (b) If the Bank requests reimbursement or payment under this Section, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, expense, or funding indemnity giving rise to the request for reimbursement and payment in reasonable detail and such certificate shall be conclusive absent manifest error.

      Section 8.6. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Borrower to the Bank under Section 8.3 hereof or to avoid the unavailability of an interest rate option under Section 8.2 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

      Section 8.7. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 8.2, 8.3 and 8.4 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 9. MISCELLANEOUS.

      Section 9.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

      Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

      Section 9.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

      Section 9.4. Costs and Expenses; Indemnification. The Borrower agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      Section 9.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

      Section 9.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

      Section 9.7. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:


to the Borrower at:                to the Bank at:

Cleveland-Cliffs Inc               Fifth Third Bank
1100 Superior Avenue               1404 East Ninth Street
Cleveland, Ohio  44114-2589        Cleveland, Ohio  44114
Attention: Secretary               Attention: Myia Lowman
Telephone: (216) 694-5470          Telephone: (216) 274-5578
Telecopy: (216) 694-6741           Telecopy: (216) 274-5420


Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

      Section 9.8. Participations. The Bank shall have the right to grant participations (to be evidenced by one or more agreements or certificates of participation) in its extensions of credit hereunder at any time and from time to time to one or more other Persons; provided that no such participation shall relieve the Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section. Any agreement pursuant to which such participation is granted shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that the Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of
Section 8.3 and Section 8.5 hereof. The Borrower authorizes the Bank to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary, provided that such participant or prospective participant agrees in writing to maintain the confidentiality of such information in a form acceptable to the Borrower.

      Section 9.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

      Section 9.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

      Section 9.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

      Section 9.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      Section 9.14. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Ohio and of any Ohio State court sitting in the City of Cincinnati for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                           [SIGNATURE PAGE TO FOLLOW]

      Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

      Dated as of this 30th day of April, 2004.

                                         CLEVELAND-CLIFFS INC

                                         By /s/ D. J. Gallagher
                                            ------------------------------------
                                            Name D. J. Gallagher
                                            Title Senior Vice President, Chief
                                            Financial Officer and Treasurer

      Accepted and agreed as of the day and year last above written.

                                         FIFTH THIRD BANK, an Ohio banking
                                            corporation

                                         By /s/ R. C. Lanctot
                                            ------------------------------------
                                            Name R. C. Lanctot
                                            Title Vice President

                                    EXHIBIT A
                                 REVOLVING NOTE

$30,000,000.00                                                   Cleveland, Ohio
                                                                  APRIL 30, 2004

      On the Termination Date, for value received, the undersigned, CLEVELAND-CLIFFS INC, an Ohio corporation (the "Borrower"), hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the "Bank") at its principal office in Cleveland, Ohio, the principal sum of (i) THIRTY MILLION and no/100 DOLLARS ($30,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

      This Note evidences Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of APRIL 30, 2004, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

      This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

      The Borrower hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                                            CLEVELAND-CLIFFS INC

                                            By
                                               Name_____________________________
                                               Title____________________________

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

To: Fifth Third Bank

      This Compliance Certificate is furnished to the Fifth Third Bank, an Ohio banking corporation, pursuant to that certain Credit Agreement dated as of APRIL 30, 2004, between us (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

      THE UNDERSIGNED HEREBY CERTIFIES THAT:

      1. I am the duly elected ____________ of Cleveland-Cliffs Inc;

      2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

      3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

      4. The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby;

      5. The representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

      6. The Schedule I hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

      Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

      ______________________________________________________________
      ______________________________________________________________
      ______________________________________________________________
      ______________________________________________________________

      The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

                                         CLEVELAND-CLIFFS INC

                                            By
                                               Name_____________________________
                                               Title____________________________

                                   SCHEDULE I
                            TO COMPLIANCE CERTIFICATE

                              CLEVELAND-CLIFFS INC

                             COMPLIANCE CALCULATIONS
                 FOR CREDIT AGREEMENT DATED AS OF APRIL 30, 2004

                     CALCULATIONS AS OF _____________, 20___

================================================================================

A.    Tangible Net Worth (Section 6.17(a))

      1.    Total Shareholder's Equity                                             $______________

      2.    Value of Borrower's Convertible Preferred Stock (to the                $______________
            extent not included in Line A1)

      3.    Value of International Steel Group Inc.'s Common Stock net of          $______________
            deferred taxes (to the extent not included in Line A1)

      4.    Total Intangible Assets                                                $______________

      5.    Tangible Net Worth (Line A1 plus Lines A2 and A3 minus Line A4)        $______________

      6.    90% of Tangible Net Worth on 12/31/03                                  $______________

      7.    Value of Borrower's Convertible Preferred Stock (to the extent not     $______________
            included in Line A5)

      8.    50% of positive Adjusted Net Income after 12/31/03                     $______________

      9.    Sum of Lines A6 through A8                                             $______________

      10.   Line A5 must be greater than Line A9 yes/no The Borrower is in            yes/no
            compliance (circle yes or no)

B.    Leverage Ratio (Section 6.17(b))

      1.    Total Liabilities                                                      $______________

      2.    Tangible Net Worth (from Line A5)                                      $______________

      3.    Ratio of Line B1 to B2 must not be more than                            2.10 to 1.00

      4.    The Borrower is in compliance (circle yes or no) yes/no                   yes/no

C.    Interest Coverage Ratio (Section 6.17(c))

      1.    Net Income for past 4 quarters                                         $______________

      2.    Interest Expense for past 4 quarters                                   $______________

      3.    Income taxes for past 4 quarters                                       $______________

      4.    Depreciation and amortization expense for past 4 quarters              $______________

      5.    Interest Income for past 4 quarters                                    $______________

      6.    Accrued Dividends on Preferred Stock during past 4 quarters            $______________

      7.    Sum of Lines C1, C2, C3 and C4 minus Lines C5 and C6 ("EBITDA")        $______________

      8.    Interest Expense for past 4 quarters                                   $______________

      9.    Ratio of Line C7 to C8                                                 $______________

      10.   Line C9 must not be less than                                           5.00 to 1.00

      11.   The Borrower is in compliance (circle yes or no) yes/no                   yes/no

D.    Capital Expenditures (Section 6.17(d))

      1.    Year-to-date Capital Expenditures                                      $______________

      2.    Capital Expenditures must not exceed $55,000,000

      3.    The Borrower is in compliance (circle yes or no) yes/no                   yes/no

                                  SCHEDULE 5.2

                                  SUBSIDIARIES

                    ENTITY                         STATE OF FORMATION    PERCENTAGE OWNERSHIP
-----------------------------------------------    ------------------    --------------------
Cleveland-Cliffs Ore Corporation                           OH                    100%

The Cleveland-Cliffs Iron Company                          OH                    100%

Northshore Sales Company                                   OH                    100%

Wabush Iron Co. Limited                                    OH                    100%

Cliffs Oil Shale Corp.                                     CO                    100%

CALipso Sales Company                                      DE                  82.39%

Cliffs Erie L.L.C.                                         DE                    100%

Cliffs Mining Company                                      DE                    100%

Cliffs Mining Services Company                             DE                    100%

Cliffs Reduced Iron Corporation                            DE                    100%

Cliffs Reduced Iron Management Company                     DE                    100%

IronUnits LLC                                              DE                    100%

Northshore Mining Company                                  DE                    100%

Seignelay Resources, Inc.                                  DE                    100%

Silver Bay Power Company                                   DE                    100%

The Cleveland-Cliffs Steamship Company                     DE                    100%

Cliffs Biwabik Ore Corporation                             MN                    100%

Pickands Hibbing Corporation                               MN                    100%

Syracuse Mining Company                                    MN                    100%

Cliffs Empire, Inc.                                        MI                    100%

                    ENTITY                         STATE OF FORMATION    PERCENTAGE OWNERSHIP
-----------------------------------------------    ------------------    --------------------
Cliffs IH Empire, Inc.                                     MI                    100%

Cliffs Marquette, Inc.                                     MI                    100%

Cliffs MC Empire, Inc.                                     MI                    100%

Cliffs TIOP, Inc.                                          MI                    100%

Lake Superior & Ishpeming Railroad Company                 MI                    100%

Lasco Development Corporation                              MI                    100%

Empire-Cliffs Partnership (assumed name for                MI                    100%
Cliffs Empire, Inc. and Cliffs MC Empire, Inc.)

Empire Iron Mining Partnership                             MI                     79%

Marquette Iron Mining Partnership (assumed name            MI                    100%
for Cliffs Marquette, Inc.)

Marquette Range Coal Service Company                       MI                 82.086%

Tilden Mining Company L.C.                                 MI                     85%

Wheeling-Pittsburgh/Cliffs Partnership (assumed            MI                    100%
name for Cliffs Empire, Inc., Cliffs IH Empire,
Inc. and Wheeling-Empire Company)

Minerais Midway Ltee-Midway Ore Company Ltd.         Quebec, Canada              100%

Cliffs and Associates Limited                           Trinidad               82.39%

Cliffs Synfuel Corp.                                       UT                    100%

Republic Wetlands Preserve LLC                             MI                    100%

Cliffs International Management Company LLC                DE                    100%

                    ENTITY                         STATE OF FORMATION    PERCENTAGE OWNERSHIP
-----------------------------------------------    ------------------    --------------------
Cliffs Minnesota Mining Company                            DE                    100%

United Taconite LLC                                        DE                     70%

Cliffs Natural Stone LLC                                   MN                     56%

                                  SCHEDULE 5.11

                                   LITIGATION

                                      NONE

                                  SCHEDULE 5.16

                                  WELFARE PLANS

1. Program of Hospital and Medical Benefits for Eligible Pensioners (Cliffs Mining)

2. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Empire Iron Mining Partnership)

3. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Tilden)

4. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses (Cliffs Mining as Managing Agent of Hibbing Joint Venture)

5. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Cleveland-Cliffs
      Iron)

6. Program of Insurance Benefits for Salaried Retirees and Surviving Spouses of the Cleveland-Cliffs Iron Company and Its Associated Employers (Cleveland-Cliffs Iron)

7.    Insurance Benefits for Retirees and Surviving Spouses (Cleveland-Cliffs
      Inc)

8. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses (Central Shops) (Cleveland-Cliffs Iron)

                                  SCHEDULE 6.10

                           LIMITATION ON RESTRICTIONS

      1. Any agreement evidencing or relating to a capital lease or purchase money financing to the extent that such agreement prohibits the transfer or encumbrance of the property subject to such agreement.

      2. Any agreement relating to any shares of International Steel Group Inc. owned by the Borrower or any of its Subsidiaries that restricts the transfer of such shares or prohibits the creation of a lien on or pledge of such shares by the Borrower or any of its Subsidiaries.

                                  SCHEDULE 6.15

                              PERMITTED INVESTMENTS

- Investments from time to time in variable rate notes and bonds that are credit enhanced by letters of credit issued by any commercial bank

- Investments from time to time in municipal auction reset securities or comparable securities